Exhibit 99.21

Joinder Agreement

This JOINDER AGREEMENT, dated as of January 17, 2022 (the “Joinder”) is between AngloGold Ashanti Limited and AngloGold Ashanti (U.S.A.) Exploration Inc. (together, the “Existing Joint Filers”) and 1323606 B.C. Unlimited Liability Company (the “New Joint Filer”).

WHEREAS, the Existing Joint Filers are parties to that certain Joint Filing Agreement dated as of July 13, 2021 (the “Agreement”), pursuant to which each of the Existing Joint Filers agreed to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to common shares, no par value, of Corvus Gold Inc.

WHEREAS, the New Joint Filer desires to be joined as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. Effective immediately, the New Joint Filer is joined as a party to the Agreement.

2. The New Joint Filer agrees to be bound by the terms of the Agreement, including the obligations of the Existing Joint Filers, the terms of which are incorporated herein and made a part hereof.

3. This Joinder may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of January, 2022.

AngloGold Ashanti Limited

By:	/s/ Kandimathie Christine Ramon
	Name:	Kandimathie Christine Ramon
	Title:	Chief Financial Officer & Executive Director

AngloGold Ashanti (U.S.A.) Exploration Inc.

By:	/s/ Timothy Thompson
	Name:	Timothy Thompson
	Title:	Director & President

1323606 B.C. Unlimited Liability Company

By:	/s/ Timothy Thompson
	Name:	Timothy Thompson
	Title:	President